Exhibit (a)(27)

FORM OF AMENDMENT NO. 26

TO THE DECLARATION OF TRUST OF

NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

This Amendment No. 26 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Institutional Funds (the “Trust”) amends, effective May 18, 2017, the Agreement and Declaration of Trust of the Trust dated as of July 1, 1997, as amended (the “Declaration of Trust”).

WHEREAS, on May 18, 2017, the Trustees unanimously voted to authorize an additional series of shares of beneficial interest in the Trust named the Treasury Instruments Portfolio with three separate classes of shares: Shares, Service Shares and Premier Shares;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. An unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Trust be, and hereby are, classified into three separate classes of shares designated Shares, Service Shares and Premier Shares in the Treasury Instruments Portfolio (the “New Portfolio”).

2. Each share of such classes of the New Portfolio shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Declaration of Trust of the Trust with respect to its shares of beneficial interest.

3. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

4. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.